                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.              )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [_]
     Check the appropriate box:
     [_] Preliminary Proxy Statement               [_] Confidential, for Use of
                                                       the Commission
                                                       Only (as permitted by
                                                       Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [_] Definitive Additional Materials
     [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       COLLEGE TELEVISION NETWORK, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as specified in Its Charter)

 ----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required.
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

   (5)  Total fee paid:

       ------------------------------------------------------------------------

   [_] Fee paid previously with preliminary materials.

       ------------------------------------------------------------------------
   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

       ------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------

   (3) Filing Party:

       ------------------------------------------------------------------------

   (4) Date Filed:
       March 2, 1998
       ------------------------------------------------------------------------

COLLEGE TELEVISION NETWORK, INC.
5784 Lake Forrest Drive
Suite 275
Atlanta, Georgia 30328



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 1998



     The Annual Meeting of Shareholders of College Television Network, Inc. (the "Company") will be held on Friday, April 24, 1998 at 10:00 a.m. Atlanta time, at the Company's principal executive offices, 5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia, to consider and act upon the following matters:

     1. To elect nine (9) directors to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified;

     2. To ratify and approve the selection by the Board of Directors of Price Waterhouse, L.L.P. as the Company's independent accountants for the current year; and

     3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

     Shareholders of record at the close of business on February 27, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

     All shareholders are cordially invited to attend the meeting.



                                By Order of the Board of Directors

                                  /s/ Patrick G. Doran

                                Patrick G. Doran
                                Chief Financial Officer, Treasurer and Secretary


Atlanta, Georgia
March 2, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 24, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of College Television Network, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 24, 1998, and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a Shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company.

     The Board of Directors has fixed February 27, 1998 as the record date for determining shareholders who are entitled to vote at the meeting. At the close of business on March 2, 1998, there were outstanding and entitled to vote 8,015,148 shares of Common Stock of the Company, $.005 par value per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

     The Company's Annual Report for the year ended October 31, 1997 is being mailed to the Company's shareholders with this Notice and Proxy Statement on or about February 27, 1998. The Company will, upon written request of any shareholder, furnish without charge a copy of its Annual Report on Form 10-KSB for the year ended October 31, 1997, as filed with the Securities and Exchange Commission, without exhibits. Please address all such requests to the Company, Attention of Patrick G. Doran, Chief Financial Officer, 5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328. Exhibits will be provided upon written request and payment of an appropriate processing fee.

     As used in this Proxy Statement, the terms "CTN" and "the Company" refer to College Television Network, Inc.

     The affirmative vote of the holders of a majority of the aggregate voting power represented by the shares of Common Stock, present or represented at the meeting, is required for the election of directors and for the approval of each of the other matters which are to be submitted to the Shareholders at the meeting.

     Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares (so called "broker non-votes") will not be treated as shares present or represented. Thus, for matters that require the affirmative vote of the holders of a majority of the aggregate voting power represented by the shares of Common Stock, present or represented at the meeting, abstentions will have the same effect as a vote against, and broker non-votes will have no effect.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 27, 1998, the beneficial ownership of the Company's outstanding Common Stock of (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each executive officer named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iii) all current directors and executive officers as a group:


   NAME AND ADDRESS/(1)/ OF          Number of Shares                  Percentage (%) of Common
     BENEFICIAL OWNER                BENEFICIALLY OWNED                  STOCK OUTSTANDING/(2)/
-------------------------------------------------------------------------------------------
U-C Holdings, L.L.C./(3)/                5,818,181/(4)/                          72.6

Jason Elkin                                      0                                 0

Joseph D. Gersh                                  0                                 0

John T. Dobson III                          28,810/(5)/                            *

Peter Kauff                                364,992/(6)/                           4.6

Hollis W. Rademacher                             0                                  0

Patrick G. Doran                                 0                                  0

Avy H. Stein                             5,818,181/(4)(7)/                        72.6

Beth F. Johnston                         5,818,181/(4)(7)/                        72.6

Stephen Roberts                              8,321/(8)(9)/                          *

Thomas Gatti                                 5,750/(10)/                            *
                                         6,235,554                                77.8
All directors and executive
officers as a group (nine
persons)/(11)/

------------------------

*Indicates beneficial ownership of less than one (1%) percent.

(1) The business address of Messrs. Elkin, Gersh and Doran is 5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328. The business address of Mr. Roberts is c/o The S. Roberts Company, 14724 Ventura Boulevard, Suite 503, Sherman Oaks, California 91403, and the business address of Messrs. Dobson, Kauff and Pearl is c/o College Television Network, Inc., 909 Third Avenue, 9th Floor, New York, New York 10022. The business address of U-C Holdings, L.L.C., Mr. Stein and Ms. Johnston is c/o Willis Stein & Partners, L.P., 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606. The business address of Mr. Rademacher is 55 West Monroe Street, Suite 2530, Chicago, Illinois 60603. Except as otherwise indicated, each beneficial owner has the sole power to vote and, as applicable, dispose of all shares of Common Stock owned by such beneficial owner.

(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons have or have the right to acquire within 60 days is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) U-C Holdings, L.L.C. is a Delaware limited liability company. Willis Stein & Partners, L.P., a Delaware limited partnership, is its Managing Member, and has the power to direct the voting and disposition of all of the Company Common Stock held by U-C Holdings, L.L.C. The general partner of Willis Stein & Partners, L.P. is Willis Stein & Partners, L.L.C., a Delaware limited liability company, of which John R. Willis, Avy H. Stein, Beth F. Johnston, Daniel M. Gill and Daniel H. Blumenthal are the Founding Members. Each such person may, through Willis Stein &

     Partners, be deemed to share the power to direct the voting and disposition of all of the Company Common Stock held by U-C Holdings, L.L.C. The address of each such entity and person is c/o Willis Stein & Partners, 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606.

(4) Does not include any shares issuable to U-C Holdings, L.L.C. upon (a) the exercise of a Class C Warrant which is not exercisable within 60 days of the date hereof, or (b) the exercise of rights to purchase Common Stock pursuant to certain Equity Protection Agreements. The rights of U-C Holdings, L.L.C. to purchase Common Stock pursuant to the Equity Protection Agreements are exercisable only upon the exercise by third parties of options and warrants to purchase Common Stock and, in such event, only to the extent necessary to protect U-C Holdings, L.L.C. from the dilution of its equity position in the Company.

(5)  Includes 5,810 shares held by Mr. Dobson's wife.

(6) Includes the following which are exercisable within 60 days of the date hereof: options covering 50,065 shares of Common Stock granted to Mr. Kauff pursuant to the Company's 1990 Performance Equity Plan (the "Performance Equity Plan"), 7,427 shares of Common Stock granted pursuant to the 1996 Stock Incentive Plan (the "Stock Incentive Plan") and options covering 270,000 shares of Common Stock granted pursuant to an Option Agreement, dated September 12, 1996, as amended by resolution of the Board of Directors dated April 8, 1997 pursuant to which the number of shares subject to the option was increased from 67,500 to 270,000.

(7) All of such shares are held by U-C Holdings, L.L.C. Mr. Stein and Ms. Johnston may be deemed to beneficially own the securities of the Company owned by U-C Holdings, L.L.C. by virtue of their status as Founding Members of Willis Stein & Partners, L.L.C., the general partner of Willis Stein & Partners, L.P., which serves as the Managing Member of U-C Holdings, L.L.C., as disclosed in footnote (3).

(8) Includes 2,321 shares of Common Stock held by the Roberts Family Trust of 1991, of which Mr. Roberts is co-trustee.

(9) Includes options covering 6,000 shares of Common Stock granted pursuant to the Company's Outside Directors' 1996 Stock Option Plan (the "Outside Directors' Plan") and the Stock Incentive Plan which are exercisable within 60 days of the date hereof.

(10) Includes options covering 750 shares of Common Stock granted to Mr. Gatti pursuant to the Company's Stock Incentive Plan which are exercisable within 60 days of the date hereof.

(11) Includes options covering 9,500 shares of Common Stock granted pursuant to the Company's Performance Equity Plan to a certain person who was an executive officer of the Company until April 25, 1997, which are exercisable within 60 days of the date hereof.


ELECTION OF DIRECTORS

Nominees for Election

     The Board of Directors currently consists of eight directors. At the annual meeting of shareholders, nine directors will be elected for a one-year term which will expire upon the election and qualification of successor directors at the annual meeting of shareholders held following the end of calendar years 1998. There are no family relationships between any of the directors or executive officers of the Company.

     Each of the current members of the Board of Directors has been nominated to stand for re-election as directors at the Annual Meeting of Shareholders and James Wood has also been nominated for election as a director at the Annual Meeting of Shareholders. The current directors of the Company who have been nominated to stand for re-election are Jason Elkin, Joseph D. Gersh, John T. Dobson III, Peter Kauff, Avy H. Stein, Beth F. Johnston, Stephen Roberts and Hollis W. Rademacher. The following reflect certain biographical information on the persons who have been nominated for election to the Board of Directors of the Company at the Annual Meeting of Shareholders.

     JASON ELKIN, age 50, has been a director and Chairman of the Board of the Company since May 13, 1997 and the Chief Executive Officer of the Company since April 25, 1997. Mr. Elkin is currently the owner of WFXP-TV, a FOX affiliate television station in Erie, Pennsylvania. From September 1, 1996 until April 28, 1997, Mr. Elkin was a consultant for U.S. Broadcast Group, L.L.P. (which owns and operates seven television stations) and acted as its Chief Executive Officer. Mr. Elkin was the Chairman and Chief Executive Officer of Future Vision Television, Inc., which was the general partner of New Vision TV, L.P. (a company which owned six television stations from December 1993 through March 1995, at which time all the assets of the company were sold). Prior to forming New Vision TV, L.P., Mr. Elkin was a television broadcast manager for over 20 years. Mr. Elkin also served as a director of Complete Wellness Centers Inc. until November 1997.

     JOSEPH D. GERSH, age 43, has been a director and Vice Chairman of the Company since May 13, 1997. Mr. Gersh is currently the owner with Mr. Elkin of WFXP-TV, a FOX affiliate television station in Erie, Pennsylvania. From September 1, 1996 until April 28, 1997, Mr. Gersh was a consultant for U.S. Broadcast Group, L.L.C. (which owns and operates seven television stations) and acted as its Chief Operating Officer. Mr. Gersh was the Chief Operating Officer of Future Vision Television, Inc., which was the general partner of New Vision TV, L.P. (a company which owned six television stations from December 1993 through March 1995, at which time all of the assets of the company were sold). From November 1990 through November 1993, Mr. Gersh served as the Director of Sales for FOX affiliate WATL-TV in Atlanta, Georgia.

     JOHN T. DOBSON III, age 47, has been a director of the Company since May 13, 1997 and the President of the Company since April 25, 1997. Mr. Dobson was the Vice President of Atlanta Market Sales for Turner Broadcasting Sales from 1986 until his resignation to join the Company on April 25, 1997. Mr. Dobson was the Vice President and Regional Area Manager of Petry Television in Atlanta, Georgia from 1980 through 1986, and a sales manager for American Katz Television, in Atlanta, Georgia from 1978 through 1980.

     PETER KAUFF, age 56, has been a director of the Company since January 1991 and was elected the Chief Operating Officer on April 25, 1997. Previously, he served as Chairman of the Board of Directors of the Company since January 28, 1991 and Chief Executive Officer since February 1, 1994. Mr. Kauff was an executive officer with Entertainment Equities, an entertainment and talent management company, from 1988 to 1993. From 1971 to 1988, Mr. Kauff was a co-founder and co-chairman of DIR Broadcasting, Inc. which was in the business of radio syndication and radio and television production and was sold to Lorimar Pictures, Inc. in 1986, following which he remained Co-Chairman until 1988 and as a consultant up to 1990.

     AVY H. STEIN, age 43, has been a director of the Company since May 13, 1997. Mr. Stein is currently a Founding Member of Willis Stein & Partners, L.L.C., the general partner of Willis Stein & Partners, L.P., a private equity fund formed in December 1995. From 1989 through 1994, Mr. Stein was a managing director of Continental Illinois Venture Corporation, and was responsible for deal flow origination, investment decision-making, transaction negotiation, portfolio oversight and disposition. From 1980 through 1983, Mr. Stein was an attorney with Kirkland & Ellis. From 1984 to 1985, Mr. Stein was President of Cook Energy Corporation, an oil and gas exploration and production company, and Vice President of Corporate Planning and Legal Affairs at Cook International, Inc. In 1985, he founded and became CEO and majority shareholder of Regent Corporation, which focused on making and managing acquisitions in the electronic security and personal emergency response industries. From 1988 until joining CIVC in 1989, Mr. Stein was a special consultant on acquisitions, dispositions and restructurings to the CEO of NL Industries, Inc. and its affiliates. Mr. Stein presently serves on the

Boards of Directors of Racing Champions Corporation, The Petersen Companies, Inc. and Tremont Corporation.

     BETH F. JOHNSTON, age 37, has been a director of the Company since May 13, 1997. Ms. Johnston is currently a Founding Member of Willis Stein & Partners, L.L.C., the general partner of Willis Stein & Partners, L.P. Prior to the formation of Willis Stein & Partners, L.P. in December 1995, Ms. Johnston was a managing director of Continental Illinois Venture Corporation where she worked from 1988 through 1994. In 1986, she worked at Hewlett-Packard Company, assisting in the management of the venture capital investments made through the company's pension fund. From 1983 to 1985, Ms. Johnston was an associate with The Boston Consulting Group, where she provided strategy consulting services for Fortune 500 companies, particularly in the areas of acquisitions, manufacturing and marketing.

     STEPHEN ROBERTS, age 59, has been a director of the Company since January 28, 1991. Mr. Roberts is the president of R & G Communications, Inc., a diversified communications firm focusing on the entertainment industry and related businesses which he founded in July 1989. Mr. Roberts is also, and has been since August 1985, the president of The S. Roberts Co., which provides consulting services to the entertainment industry. In addition, Mr. Roberts has been the president of Sandair Nevada, Inc., a sales representative and manufacturing company, since June 1992. He presently serves as a member of the Board of Directors of Rentrak Corp., a public company engaged in the distribution of pre-recorded video cassettes. In addition, Mr. Roberts was the recipient of the Pioneer Award from the International Tape Association, in recognition of helping to create the international home video business. Mr. Roberts is a member of the Academy of Motion Pictures, Arts and Sciences, the Academy of Television Arts and Sciences and a former director of the Motion Picture Association of America.

     HOLLIS W. RADEMACHER, age 62, has been a director of the Company since June 24, 1997. Mr. Rademacher is currently a private investor and an investment consultant. From 1987 until his retirement in 1993, he served as the Chief Financial Officer of Continental Bank Corporation and Continental Bank, N.A. ("Continental") in Chicago, Illinois. Prior to being named CFO, he held various positions with Continental including Chief Credit Officer and Executive Vice President. He currently serves on the board of directors for Wintrust Financial Corporation (and several of its subsidiaries), Schawk, Inc. and Cityscape Financial Corp., all of which are publicly held companies.

     JAMES WOOD, age 35, is currently the Managing Director of Media Communications for First Union Capital Markets in Charlotte, North Carolina. Mr. Wood has served in this position since September 1986.

     All directors are elected for their terms and until their successors are duly elected and qualified.


Recommendation of the Board of Directors concerning the Election of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR JASON ELKIN, JOSEPH D. GERSH, JOHN T. DOBSON III, PETER KAUFF, AVY H. STEIN, BETH F. JOHNSTON, STEPHEN ROBERTS, HOLLIS W. RADEMACHER AND JAMES WOOD TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

Committees of the Board of Directors

     The Board of Directors has established a Stock Option and Compensation Committee comprised of Messrs. Rademacher and Roberts. Ms. Johnston and Messrs. Rademacher and Roberts currently comprise the members of the Audit Committee of the Board of Directors. The Stock Option and Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers. The Stock Option and Compensation Committee also is responsible for administering the Company's stock option plans and for establishing the terms and conditions of all stock options granted under these plans. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures, and reviewing and monitoring the provisions of nonaudit services by the Company's auditors. The Audit Committee is also responsible for ongoing review of related party transactions.

     The Company does not have a standing nominating committee.

Meetings of the Board of Directors and its Committees

     During the year ended October 31, 1997, the Board of Directors of the Company held five meetings, including written actions in lieu of meetings. The Stock Option and Compensation Committee held two meetings during the year ended October 31, 1997. The Audit Committee held no meetings during the year ended October 31, 1997. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served, in each case during the periods that he served.

Directors' Compensation

     Directors of the Company are reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the Board of Directors and any committees on which they may serve. Directors do not presently receive any fees for attendance or participation at Board or committee meetings. The Company also has the Outside Directors' Plan, pursuant to which grants of options to purchase shares of Common Stock may be made to members of the Board of Directors who are not employees of the Company ("Eligible Directors"). A person who satisfies the definition of Eligible Director is not automatically entitled to option grants under the Outside Directors' Plan. The Board of Directors has the authority under the Outside Directors' Plan to determine whether, when and in what amount option grants will be made to Eligible Directors, and the Board is not required to grant the same number of options to different Eligible Directors.

Related Party Transactions

     Stephen Roberts, an outside director of the Company, is also the President and a 50% owner of R&G Communications, Inc., which is a sales representative for the Company. During Fiscal 1997, in the ordinary course of business, the Company paid sales commissions to R&G Communications, Inc. in an aggregate amount of approximately $42,120.

EXECUTIVE OFFICERS
     The current executive officers of the Company are as follows:

    Name                       Age                       Title
    ----                       ---                       -----
Jason Elkin                     50               Chairman of the Board and Chief
                                                 Executive Officer

Joseph D. Gersh                 43               Chief Operating Officer

John T. Dobson III              47               President

Peter Kauff                     56               Vice Chairman

Patrick G. Doran                41               Chief Financial Officer,
                                                 Treasurer and Secretary

Thomas G. Gatti                 51               Executive Vice President

Richard Vogel                   40               Chief Technical Officer and Vice President
                                                 of Product Development

     See "Election of Directors" for biographical information relating to each of the foregoing executive officers other than Messrs. Doran, Gatti and Vogel which is set forth below.

     PATRICK G. DORAN, age 41, has been the Chief Financial Officer, Treasurer and Secretary of the Company since September 10, 1997. Mr. Doran was the Vice President-Operations and Planning for Turner Pictures Worldwide Distribution for Turner Broadcasting System, Inc. from January 1994 through June 1997, and served as Vice President - Group Controller for the Syndication and Licensing Group of Turner Broadcasting System, Inc. from September 1987 through December 1993.

     THOMAS G. GATTI joined the Company in July 1993 and was appointed Executive Vice President in August 1993. Prior to joining the Company, Mr. Gatti served since January 1992 as a Divisional Vice President for Katz Communications, a national television/radio/cable representative firm. From July 1990 to January 1992, Mr. Gatti served as a Director of National Sales for Westinghouse Broadcasting which owned and operated radio stations.

     RICHARD VOGEL joined the Company in September 1992. He was appointed Chief Technical Officer in September 1995, in addition to being Vice President of Product Development, which position he has held since January 1993. Prior to joining the Company, Mr. Vogel worked for New England Technology Group, a systems development company, since 1983, and served as Director of Research and Development there since January 1988.

     The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. Each of Jason Elkin, Joseph D. Gersh, John T. Dobson III, Peter Kauff, Patrick
G. Doran, Thomas Gatti and Richard Vogel has entered into an employment agreement with the Company. See "Executive Compensation - Employment Agreements." No family relationships exist between any directors or executive officers of the Company.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for the three years ended October 31, 1997 (such executive officers are sometimes collectively referred to herein as the "named executive officers"):


Summary Compensation Table

                                                   Annual Compensation                             Long-Term Compensation
    Name and Principal                                                   Other Annual
        Position/(1)/           Year        Salary         Bonus       Compensation/(2)/                   Options/(3)/
Jason Elkin/(4)/                1997       $147,577          0                0                                0
Chief Executive Officer
and Chairman of the Board

Joseph D. Gersh/(4)/            1997       $ 98,385          0                0                                0
Vice Chairman

John T. Dobson III/(4)/         1997       $133,554          0                0                                0
President

Peter Kauff/(5)/                1997       $265,404          0                0                                0
Chief Operating Officer         1996       $222,103          0                0                            100,000/(6)/
                                1995       $181,574          0                0                             25,000

Thomas Gatti                    1997       $209,093          0                0
                                1996       $169,250          0                0
                                1995       $165,623          0                0

_____________________

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year.

(2)  The Company has no long-term cash incentive plan.

(3) The number of shares of Common Stock underlying options granted shown has been adjusted to reflect the one-for-five reverse stock split which was effective November 12, 1997.

(4) Joined the Company on April 29, 1997. Became an officer of the Company on May 13, 1997.

(5) Mr. Kauff served as the Chief Executive Officer and Chairman of the Board during the fiscal years ended October 31, 1995 and 1996 and until May 13, 1997.

(6) Excludes options covering 7,426 shares of Common Stock granted to Mr. Kauff as of January 25, 1996, pursuant to the Stock Incentive Plan. Such options replaced options covering 7,426 shares of Common Stock granted to Mr. Kauff in 1991 pursuant to the Company's Performance Equity Plan which were surrendered as of September 26, 1995. 67,500 of these options were adjusted to become 270,000 options, by action of the Board of Directors taken April 8, 1997 pursuant to anti-dilution provisions contained in the Option Agreement dated September 12, 1996.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning stock option grants made during Fiscal 1997 to the Named Executives. These grants are also reflected in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

                       Number of
                       Securities         % of Total Options
                       Underlying             Granted to
                        Options          Employees in Fiscal       Exercise Price       Expiration
         Name          Granted/(1)/           Year 1997             ($/Share)/(2)/         Date
         ----          ---------              ---------             ------------           ----
Peter Kauff             202,500                  3.8%                  3.795              9/12/2001

__________________________
(1) Grants become exercisable in equal installments on the first four anniversaries of the date of grant. Vesting may be accelerated upon the occurrence of certain events.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.


Fiscal Year-End Option Values

     The following table sets forth information concerning unexercised options, including the aggregate dollar value of in-the-money options, held by the Named Executives at the end of Fiscal 1997, as adjusted to reflect the one-for-five reverse stock split effective November 12, 1997. The closing price of the Common Stock underlying the options on October 31, 1997 (the last trading day of the fiscal year) on The Nasdaq Stock Market's SmallCap Market ("Nasdaq") was $0.59375, $2.96875 as adjusted to reflect the one-for-five reverse stock split. No options were exercised by the Named Executives in Fiscal 1997.

                                 NUMBER OF SECURITIES                   VALUE OF UNEXERCISED
                                 Underlying Unexercised                     In-the-Money
                                 Options at FY-End (#)                 Options at FY-End ($)
                                 ---------------------                 ---------------------
        Name                Exercisable       Unexercisable       Exercisable       Unexercisable
        ----                -----------       -------------       -----------       -------------
Peter Kauff                   359,992               --              $20,522                --
Thomas Gatti                      750            2,250                   --                --

Repricing of Options

     On or around April 8, 1997, by resolution of the Board of Directors of the Company (the "April 1997 Resolutions"), the number of shares of Common Stock obtainable upon exercise of the Peter Kauff Stock Option Agreement dated September 12, 1996 (the "Kauff Option Agreement") was adjusted from 337,500 shares to 1,350,000 shares. As a result of the one-for-five reverse stock split effective

November 12, 1997, Mr. Kauff has an option to purchase 270,000 shares of the Company's Common Stock pursuant to the Kauff Option Agreement. In addition, the April 1997 Resolutions provided for an adjustment in the exercise price under the Kauff Option Agreement to an amount to be determined by a formula that includes the market price of the Company's Common Stock at the time such options are exercised.

     Finally, pursuant to resolutions of the Board of Directors dated October 6, 1997, the exercise period for options held by Alan Pearl to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.50 per share was extended to expire one year after the date of Mr. Pearl's termination of employment by the Company.

Long-Term Incentive Plan Awards

     No awards were made by the Company under any long-term incentive plan during Fiscal 1997.

Employment Agreements

     Messrs. Elkin, Gersh, Dobson, Kauff, Doran, Gatti and Vogel are employed by the Company pursuant to written employment agreements.

     Mr. Elkin's employment agreement has an initial term of four years from April 29, 1997 and is automatically renewed for additional one-year periods unless either party provides written notice of termination six months in advance of the expiration date of the current term. Mr. Elkin received an annual salary of $300,000 until April 29, 1998, with an annual raise of ten percent (10%) and an annual bonus in an amount determined by the Compensation Committee. If Mr. Elkin is terminated without cause, he would be entitled to his salary for the remaining portion of the term. Mr. Elkin's employment agreement also contains a covenant not to compete.

     Mr. Gersh's employment agreement has an initial term of four years from April 29, 1997 and is automatically renewed for additional one-year periods unless either party provides written notice of termination six months in advance of the expiration date of the current term. Mr. Gersh is entitled to receive an annual salary of $200,000 until April 29, 1998, with an annual raise of ten percent (10%) and an annual bonus in an amount determined by the Compensation Committee. If Mr. Gersh is terminated without cause, he would be entitled to his salary for the remaining portion of the term. Mr. Gersh's employment agreement also contains a covenant not to compete.

     Mr. Dobson's employment agreement has an initial term of four years from April 29, 1997 and is automatically renewed for additional one-year periods unless either party provides written notice of termination six months in advance of the expiration date of the current term. Mr. Dobson is entitled to receive an annual salary of $275,000 until April 29, 1998, with an annual raise of seven percent (7%) and an annual bonus in an amount up to $100,000 depending on achieving certain net operating income thresholds. Mr. Dobson is also entitled to reimbursement for rent payments for an apartment in New York City of up to $4,000 per month for a period of time. If Mr. Dobson is terminated without cause, he would be entitled to his base salary for the remaining portion of the term. Mr. Dobson can also be terminated for cause for the Company's failure to achieve certain financial goals. Mr. Dobson's employment agreement also contains a covenant not to compete.

     Mr. Kauff's employment agreement has a term of four years from April 25, 1997. Mr. Kauff is entitled to receive an annual salary of $275,000 until April 25, 1998, with an annual raise based upon increases in the Consumer Price Index. Mr. Kauff's employment agreement also contains a covenant not to compete. In the event that Mr. Kauff's employment is terminated without cause in the first year under this employment agreement, or he resigns in the first year, he is entitled to receive a one-time payment equal to $500,000.

     Mr. Doran's employment agreement commenced on September 10, 1997 and ends on September 9, 2000, and may be extended by the mutual consent of the parties. Mr. Doran is entitled to an annual salary of $150,000, subject to increase in the discretion of the Board of Directors, and an annual bonus to be determined by the Company on a yearly basis. The amount and calculation of Mr. Doran's annual bonus is (i) $20,000 if the Company achieves 80% of its affiliate relations goal (to be determined by the Company), (ii) $20,000 if the Company achieves 80% of its stated sales goal (to be determined by the Company), and
(iii) $20,000 at the discretion of the Chief Executive Officer of the Company and the Board of Directors. If Mr. Doran is terminated without cause, he would be entitled to his base salary plus benefits and bonus for the remainder of the term. Pursuant to the employment agreement, Mr. Doran was granted options to purchase 30,200 shares of the Company's common stock. Mr. Doran's employment agreement also includes a covenant not to compete.

     Mr. Gatti's employment agreement commenced January 1, 1998 and ends on December 31, 2000, and is automatically extended for successive one-year periods unless either party gives notice to the other that the agreement will not be extended at least 90 days prior to the expiration date of the then-current extension period. Mr. Gatti is entitled to an annual salary of $200,000 during the first year of the agreement term, with an increase of 7% on each anniversary date of the agreement. Mr. Gatti will also receive a percentage commission bonus as agreed upon between Mr. Gatti and the Company on a yearly basis. Pursuant to the employment agreement, Mr. Gatti was granted options to purchase 10,000 shares of the Company's common stock. The agreement further provides that Mr. Gatti will receive 50 Class B Management Units of U-C Holdings, L.L.C. (currently the holder of a majority of the Company's outstanding common stock) at a price of $50, which Units will become vested and owned by Mr. Gatti over the 36 month period after the date of the agreement in equal proportions on each anniversary date if, as of such anniversary date, Mr. Gatti is employed by the Company. The Management Units will also become vested in the event of certain transactions involving a sale of substantially all of the stock or assets of the Company or a sale of substantially all of the equity interests or assets of U-C Holdings, L.L.C. Mr. Gatti's employment agreement also includes non-disclosure, non-competition and non-solicitation covenants.

     Mr. Vogel's employment agreement, as amended, which runs until September 8, 1998, provides that Mr. Vogel is to receive an annual salary of $102,500 for the 12-month period ending September 8, 1997, and $110,000 for the 12-month period ending September 8, 1998, plus cost of living increases. Mr. Vogel is also entitled to a bonus of $7,500 for the 12-month period ending September 8, 1997, and $15,000 for the 12-month period ending September 8, 1998; provided that such bonus amounts are approved at such times by the Chairman. In addition, Mr. Vogel has been granted options to purchase 2,000 and 7,500 shares of Common Stock, respectively, pursuant to the terms of the Company's Performance Equity Plan and in accordance with, and subject to, the terms of two stock option agreements between Mr. Vogel and the Company, at per share exercise prices of $14.40 and $6.80, respectively. In the event that Mr. Vogel's employment is terminated without cause, he is to receive his base salary for the lesser of 12 months from the date of termination or the then remaining term of his employment agreement.

     The Company offers basic health, major medical and life insurance to the employees. No retirement, pension or similar program has been adopted by the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law (the "GCL"), whereby officers and directors of the Company are to be indemnified against certain liabilities. The Restated Certificate of Incorporation also limits to the fullest extent permitted by the GCL a director's liability to the Company or its Stockholders for monetary damages for breach of any fiduciary duty as a director, except where a director (i) breaches his or her duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of the law, (iii) authorizes payment of an unlawful dividend or stock repurchase or redemption or
(iv) obtains an improper personal benefit. This provision of the Restated Certificate of Incorporation has no effect on any director's liability under Federal securities laws or the availability of equitable remedies, such as injunction or recession, for breach of fiduciary duty. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than ten (10%) percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, the following persons failed to file, on a timely basis, reports required by Section 16(a) of the 1934 Act, for the number of transactions indicated, during Fiscal 1997:

          Stephen Roberts    Form 4   1 Transaction
          Peter Kauff        Form 4   1 Transaction
          Patrick Doran      Form 3   0 Transactions

SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the Shareholders, the Board of Directors has selected the firm of Price Waterhouse, L.L.P., as the Company's independent accountants for the year ending December 31, 1998. If the shareholders do not ratify the selection of Price Waterhouse, L.L.P., the Board of Directors will reconsider the matter. Representatives of Price Waterhouse, L.L.P. are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so, and will also be available to respond to appropriate questions from shareholders.

OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be present at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal office in Atlanta, Georgia not later than January 29, 1999 for inclusion in the proxy statement for that meeting.


                                        By order of the Board of Directors

                                        /s/ Jason Elkin
                                        ----------------------------------
                                        Jason Elkin
                                        Chairman of the Board and
                                        Executive Officer
March 2, 1998

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING, WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND WE APPRECIATE YOUR COOPERATION.